EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Advanced Micro Electronics AS	Horten, Norway
Blease Medical Equipment Limited	Chesham, United Kingdom
Blease Medical Holding Ltd.	Chesham, United Kingdom
Blease Medical Services Limited	Chesham, United Kingdom
Centro Vision, Inc.	Newbury Park, California
Corrigan Canada, Ltd.	Ontario, Canada
CXR Limited	Surrey, United Kingdom
Dolphin Medical, Inc.	Hawthorne, California
Dolphin Medical Pte Ltd.	Singapore
Ferson Technologies, Inc.	Ocean Springs, Mississippi
Metorex Security Products, Inc.	Ewing, New Jersey
Opto Sensors (Malaysia) Sdn. Bhd.	Johor Bahru, Malaysia
Opto Sensors (Singapore) Pte. Ltd.	Singapore
OSI Defense Systems, L.L.C.	Orlando, Florida
OSI Electronics, Inc.	Camarillo, California
OSI Fibercomm, Inc.	Hawthorne, California
OSI Medical (Singapore) Pte. Ltd.	Singapore
OSI Systems Pvt. Ltd.	Secunderabad, India
Osteometer MediTech, Inc.	Hawthorne, California
Rapiscan Asia Pte. Ltd.	Singapore
Rapiscan Consortium (M) Sdn. Bhd.	Johor Bahru, Malaysia
Rapiscan Security Products (U.S.A.), Inc.	Hawthorne, California
Rapiscan Systems, Inc.	Hawthorne, California
Rapiscan Systems High Energy Inspection Corporation	Sunnyvale, California
Rapiscan Systems Holdings, Inc.	Hawthorne, California
Rapiscan Systems Hong Kong Limited	Hong Kong
Rapiscan Systems Limited	Salfords, United Kingdom
Rapiscan Systems Neutronics and Advanced Technologies Corporation	Santa Clara, California
Rapiscan Systems Oy	Finland
RapiTec, Inc.	Upland, California
Spacelabs Healthcare, Inc.	Issaquah, Washington
Spacelabs Medical (Canada) Inc.	Ontario, Canada
Spacelabs Medical Austria GmbH	Vienna, Austria
Spacelabs Medical Finland Oy	Espoo, Finland
Spacelabs Medical Germany GmbH	Dusseldorf, Germany
Spacelabs Medical, Inc.	Issaquah, Washington
Spacelabs Medical SAS	Creteil, France
Spacelabs Medical Trading (Shanghai) Co., Ltd.	Shanghai, China
Spacelabs Medical UK Limited	Chesham, United Kingdom
Spacelabs (Singapore) Pte. Ltd.	Singapore
UDT Sensors, Inc.	Hawthorne, California